SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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BALCHEM CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 20, 2018
AND PROXY STATEMENT

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Virtual Annual Meeting of Shareholders (the “Annual Meeting” or the “Meeting”) of Balchem Corporation (the “Company”) will begin promptly at 2:00 p.m. Eastern Daylight Savings Time on Wednesday, June 20, 2018. This year our annual meeting will be a completely virtual meeting and there will be no physical meeting location. The meeting will only be conducted via live webcast and shareholders may participate online by logging in at www.virtualshareholdermeeting.com/BCPC2018.  Using the above website, shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has internet connectivity.  If you plan to participate in the Annual Meeting, please see the instructions on page 40 of the attached Proxy Statement.

The Annual Meeting will be conducted for the following purposes:

1.	To elect two Class 2 directors to the Board of Directors to serve until the Annual Meeting of Shareholders in 2021;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To hold an advisory (non-binding) vote on the Company’s executive compensation; and,

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

The Board of Directors has set April 23, 2018 as the record date for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

Shareholders who do not expect to be able to attend the Meeting are requested to complete, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Shareholders may also submit a proxy over the internet or by phone.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 30, 2018	Theodore L. Harris, Chairman

New Hampton, New York 10958 Tel: 845-326-5600 Fax: 845-326-5702

PROXY STATEMENT
BALCHEM CORPORATION

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Balchem Corporation (the “Company”) to be voted at the 2018 Virtual Annual Meeting of Shareholders (the “Annual Meeting” or the “Meeting”) on Wednesday, June 20, 2018 at 2:00 p.m., local time, and at any adjournment or postponement thereof.  Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has internet connectivity. Shareholders may only participate online by logging in at 1:50 p.m.  This Proxy Statement and a proxy card are expected to be sent to shareholders beginning on or about April 30, 2018.

The Board of Directors has fixed the close of business on April 23, 2018 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

•	Election of two Class 2 directors to the Board of Directors to serve until the Annual Meeting of Shareholders in 2021;
•	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
•	Holding an advisory (non-binding) vote on the Company’s executive compensation (“Say on Pay”); and
•	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote.  A Shareholder who gives a proxy may revoke it at any time before it is exercised by voting by attending the virtual meeting or by proxy at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation, in writing, prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote by attending the virtual meeting or by proxy at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

If your shares are registered in your name with our transfer agent, you may vote either over the internet or by telephone. Specific instructions for voting in this manner are set forth on the enclosed proxy card. These procedures are designed to authenticate each shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the internet or by telephone. Many banks and brokerage firms are participating in online programs that allow eligible shareholders to vote over the internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain internet or telephone voting information, please complete and return the paper voting form in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting form but do not provide voting instructions, it will be voted FOR the director nominees, FOR ratification of the appointment of the auditors, FOR approval of the Company’s executive compensation, and at the discretion of the proxy holders about any other matter that may come before the Meeting or any adjournment thereof.

Broker non-votes are shares held by brokers or nominees that are present by attending the virtual meeting or represented by proxy, but are not voted on a matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions.  Brokers and nominees generally do not have such discretion when the matter is deemed by the broker voting rules to be “non-routine.”  The ratification of the independent registered public accounting firm is a “routine” matter with respect to which brokers and nominees have discretion to vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares. Brokers and nominees do not have such discretion with respect to the election of directors, or Say on Pay.

Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, fax or in person. All expenses incurred relating to this solicitation will be borne by the Company.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to shareholders for the year ended December 31, 2017 are available at http://proxymaterials.balchem.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Bylaws provide for a staggered term Board of Directors consisting of eight (8) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3).  The term of the three current Class 2 directors will expire at the Annual Meeting. The Class 1 and Class 3 directors will remain in office until their terms expire, at the annual meetings of shareholders to be held in the years 2019 and 2020, respectively.

At the 2018 Annual Meeting, two Class 2 directors are to be elected to hold office until the annual meeting of shareholders to be held in 2021 and thereafter until their successors have been elected and qualified. The nominees are listed below with brief biographies.

Consistent with Company’s Corporate Governance Guidelines, which call for a director to retire at the conclusion of his term in which he reaches the age of 70, Edward L. McMillan, a Class 2 director whose current term expires in 2018, will not stand for re-election at the end of his term at the Annual Meeting.  The Board thanks Mr. McMillan for his dedicated service to the Company.  In light of Mr. McMillan’s departure at the end of his term, effective February 2018, the Board of Directors expanded the full Board size to eight members and the size of Class 2 to three members and thereafter elected Daniel E. Knutson to the Class 2 in accordance with our Amended and Restated Bylaws. The Board also voted to reduce the size of the Board back to seven members and the size of Class 2 back to two members immediately following the expiration of Mr. McMillan’s term at the Annual Meeting.

Accordingly, two directors are nominated to serve in Class 2 and eligible for election at the Annual Meeting.  Mr. Coombs has been a director since 2010.  As noted above, Mr. Knutson was appointed as a director by the Board to fill a vacancy and is standing for election for the first time.  Both nominees have been nominated for election after due consideration by the Corporate Governance and Nominating Committee and the Board. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If any, some or all of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend, or the Board may amend the Company’s Bylaws to reduce the size of the Board.

Vote Required to Elect Directors

Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the form of proxy for shareholders to mark if they wish to vote in favor of or withhold authority to vote for the Company’s nominees for director.

A director nominee must receive a plurality of the votes cast at the Meeting, assuming a quorum is present. This means that a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors. However, we have adopted a majority vote policy, as described below.

If for any reason any such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company’s Board of Directors.

Majority Vote Policy

In 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and adopted a Director Resignation Policy.  This policy provides that if a nominee for director in an uncontested election receives a greater number of “withhold” votes for election than “for” votes (“Majority of

Withhold”), that director shall promptly tender to the Board his or her resignation from the Board of Directors. Our Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation tendered by such director or whether other action is necessary.

Our Board will act on the tendered resignation, taking into account the recommendation of the Corporate Governance and Nominating Committee as well as other potentially relevant factors, within 90 days from the date of the certification of the election results. The director whose resignation is under consideration is not permitted to participate in the recommendation of the Corporate Governance and Nominating Committee or deliberations of the Board with respect to his or her resignation. If a director’s resignation is accepted by our Board, the Board may fill the resulting vacancy or may amend the Company’s Bylaws to decrease the size of the Board.

The Company’s Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Nominees for Election as Director

Paul D. Coombs, age 62, a Class 2 director whose current term expires in 2018, was appointed to our Board of Directors in September 2010. From April 2005 until his retirement in June 2007, Mr. Coombs served as the Executive Vice President of Strategic Initiatives for Tetra Technologies, Inc. (NYSE), an oil and gas services company, and from May 2001 to April 2005, as its Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as Tetra’s Executive Vice President – Oil & Gas. Mr. Coombs is a director of Tetra and is a member of its Audit and Corporate Governance and Nominating Committees. Mr. Coombs also serves as a director of CSI Compressco GP Inc., the general partner of CSI Compressco LP, CCLP (NASDAQ), a publicly traded limited “partnership”, both of which are subsidiaries of Tetra. Mr. Coombs has thirty-five years of experience in the oil and gas service and exploration industries, which, together with his entrepreneurial approach to management, provides the Board of Directors with essential counsel and insight into this area.

Daniel E. Knutson, age 61, a Class 2 director whose current term expires in 2018, was appointed to our Board in February 2018.  Until his retirement at the end of 2017, Mr. Knutson served as the Executive Vice President for Special Projects at Land O’Lakes, Inc.  Land O’Lakes is one of America's premier agribusiness and food companies.  Previously, Mr. Knutson served as Executive Vice President and Chief Financial Officer at Land O’Lakes from 2000 to 2017, where he oversaw corporate finance, accounting, treasury, audit, information technology and strategy and played key roles in many of Land O’Lakes’ transactions. In addition, he was responsible for Land O’Lakes investment in Moark LLC. Mr. Knutson joined Land O’Lakes in 1978 and prior to his appointment as Chief Financial Officer, he held several leadership roles within its finance and accounting groups.  Our Company’s financial compliance programs and policies benefit from Mr. Knutson’s input and skilled guidance. Mr. Knutson’s combination of financial and international business management experience makes him a valuable member of our Board of Directors.

UPON RECOMMENDATION BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE ‘FOR’ THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Directors Not Standing for Election

Theodore L. Harris, age 53, a Class 1 director whose current term expires in 2019, has been a director, President and Chief Executive Officer of the Company since April 2015 and Chairman of the Company’s Board of Directors since January 2017. Mr. Harris was employed by Ashland Global Holdings Inc. (formerly. Ashland Inc.) (NYSE), in various senior management positions, serving most recently as Senior Vice President, President Performance Materials, from November of 2014 to April 2015. Prior to this position, from 2011 to 2014, he served as Senior Vice President, President Performance Materials & Ashland Supply Chain, and prior to that, Vice President, President Performance Materials & Ashland Supply Chain. Mr. Harris’ broad managerial, international, operational and sales experience, as well as his proven track record of developing and implementing strategies for delivering sustainable, profitable growth, make him a valuable member of our Board of Directors.

Matthew D. Wineinger, age 51, a Class 1 director whose current term expires in 2019, has been a director of the Company since September 2015. Since June 2015, Mr. Wineinger has been the President/CEO of United Sugars Corporation, a privately held, leading marketer of sugar. Mr. Wineinger served as President of Bulk Ingredients from June 2010 to November 2014, and as President, Food and Industrial Ingredients of Tate & Lyle PLC (LSE) from March 2008 to June 2010. Mr. Wineinger’s twenty-six years of extensive global, operational and strategic industry experience, together with his previous knowledge of manufacturing operations involving many of the Company’s current raw materials, make him a valuable member of our Board of Directors, particularly as the Company focuses on development and supply of products to human food and nutrition industries.

David B. Fischer, age 55, a Class 3 director whose current term expires in 2020, was appointed as a director of the Company in September 2010.  Mr. Fischer is retired and prior to his retirement, he was a director and President and Chief Executive Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems from November 2011 to October 2015.  From 2007 to 2011, Mr. Fischer was the President and Chief Operating Officer of Greif, and from 2004 to 2007, Mr. Fischer served as Greif’s Senior Vice President and Divisional President, Industrial Packaging & Services - Americas.  He is currently a member of the Boards of Directors of Ingredion Incorporated (NYSE) and DOmedia LLC, a privately held company.  Additionally, he serves on the Board of Habitat for Humanity International and the Wexner Medical Center of Ohio State University. Mr. Fischer holds a Bachelor of Science degree from Purdue University. Mr. Fischer’s management and leadership skills, developed over years of responsibility for complex, global manufacturing operations, and his intimate knowledge of mergers and acquisitions, position him as a critical component of our Board of Directors, as we look to grow both organically and by acquisition.

Perry W. Premdas, age 65, a Class 3 director whose current term expires in 2020, was appointed as a director of the Company in January 2008. He is currently retired.  From 1999 to 2004, Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE.  He was Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998. Over his career, he has led treasury, finance, audit and investor relations functions of US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations.  Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He served as a member of the Board of Directors of Compass Minerals International, Inc. (NYSE) until May 2015. Mr. Premdas has been our Audit Committee Chairman and the Board of Director’s audit committee financial expert since 2008.  Mr. Premdas’ combination of financial and international business management experience in the chemical industry makes him a valuable member of our Board of Directors.

Dr. John Y. Televantos, age 65, a Class 3 director whose current term expires in 2020, has been a director since February 2005, and lead director since August 2010. Dr. Televantos is a Partner at Arsenal

Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm.  Dr. Televantos was formerly with Hercules, Inc., a chemical manufacturing company, as President of the Aqualon Division and as Vice President of Hercules, Inc. from April 2002 through February 2005.  Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London, United Kingdom.  In addition to Dr. Televantos’ experience in the chemical manufacturing industry and management of publicly traded chemical manufacturing entities, Dr. Televantos is also significantly involved in private equity markets and processes involving chemical manufacturing companies.  Collectively, these make Dr. Televantos a valuable member of the Board of Directors

Director Independence

The Board of Directors has made an affirmative determination that each of the Company’s directors, other than Mr. Harris, is independent, as such term is defined under the NASDAQ Marketplace Rules.

Meeting Attendance

During fiscal 2017, the Board of Directors held five regular meetings and one special meeting.  Each director attended at least 75% of the meetings of the Board held when he was a director and of the meetings of those Committees of the Board on which he served.

The Company has a policy of strongly encouraging directors to attend the annual meeting of shareholders, which policy will continue as the Company transitions to conducting its annual meeting on a virtual basis. Historically, attendance has been excellent. All seven members of the Board of Directors attended the Company’s 2017 annual meeting of shareholders.

Committees of the Board of Directors

The Company’s Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  The Board of Directors appoints the members of each Committee.  In 2017, the Audit Committee held three regular meetings and three telephonic or special meetings and each of the Compensation Committee and Corporate Governance and Nominating Committee held three meetings.  The Executive Committee did not meet in 2017.

Audit Committee. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting, internal controls and procedures, and audit functions. The primary duties and responsibilities of the Audit Committee are to (i) monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (ii) monitor the independence, qualifications and performance of the Company’s independent auditors, (iii) establish policies and procedures with respect to enterprise risk assessment and risk management, (iv) review Company procedures for identifying, monitoring, and mitigating risk exposures, and (v) provide an avenue of communication among the independent auditors, management and the Board of Directors.  The Audit Committee’s role with respect to the Company’s risk oversight is discussed under the section below entitled below entitled “Board Role in Risk Oversight”. The Audit Committee also monitors and, if necessary, investigates, reports made to the Company’s hotline dedicated for the notification of potential financial fraud under the Sarbanes-Oxley Act of 2002. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled “Audit Committee Report.”

The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Audit Committee are Messrs. Premdas (Chair), Coombs, Fischer, Knutson and McMillan.  Effective in June, Mr. Premdas will transition off the Audit Committee and Mr. Knutson will succeed Mr. McMillan as chairman. Upon his retirement, Mr. McMillan will no longer be a member of the Audit Committee.  The Board of Directors of the Company has determined that the Audit Committee chairman, Mr. Premdas and its future chairman, Mr. Knutson, qualify as “audit committee financial experts,” as defined by SEC rules, and that all members of the Audit Committee are “independent” under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.

Compensation Committee.  The duties of the Compensation Committee are, among other things, to (i) review, approve and recommend to the Board of Directors for approval a compensation program, including incentives, for the Chief Executive Officer (“CEO”) and senior executives of the Company (the CEO may not be present during deliberations or voting on his compensation), (ii) recommend to the Board of Directors for approval the compensation of directors, and (iii) administer the Company’s equity compensation plans. The Compensation Committee solicits input from our CEO with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and shareholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels.  In addition to the extensive experience and expertise of the Compensation Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Compensation Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Compensation Committee has access to readily available public information regarding executive compensation structures and the establishment of appropriate compensation levels.

The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Compensation Committee are Dr. Televantos (Chair) and Messrs. Fischer, McMillan and Wineinger, each of whom is independent, as such term is defined under the NASDAQ Marketplace Rules.  Mr. Premdas will succeed Mr. McMillan as a member of the Compensation Committee upon Mr. McMillan’s retirement.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) “outside directors” for Section 162(m) of the Internal Revenue Code of 1986, as amended.

The process for setting director and executive compensation in 2017 involved numerous steps. In 2016, the Compensation Committee engaged Willis Towers Watson, an independent executive compensation advisory firm, to provide survey data and advice on market trends in executive compensation, and as a result, the Compensation Committee approved a peer group of companies for purposes of targeting executive compensation.

At the Compensation Committee's meetings in early 2017, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2017 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2017 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards. For information regarding the Compensation Committee’s role, absence of conflicts and fees, among other matters, see “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee. The duties of the Corporate Governance and Nominating Committee are, among other things, to (i) consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, (ii) determine the criteria for Board membership, oversee searches and evaluate and recommend candidates for election to the Board, (iii) evaluate and recommend to the Board responsibilities of the Board committees, (iv) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines and recommend any changes to the Board for adoption, (v) annually evaluate its own performance as well as oversee an annual self-evaluation of the Board and other Board Committees, (vi) oversee compliance with the Company’s Stock Ownership Policies, (vii) consider matters of corporate social responsibility and corporate public affairs related to the Company’s employees and shareholders, (viii) recruit and evaluate new candidates for nomination by the full Board for election as directors, (ix) prepare and update an orientation program for new directors, (x) evaluate the performance of current directors in connection with the expiration of their term in office providing advice to the full Board as to nomination for reelection, and (xi) annually review and recommend policies on director retirement age.

The Board of Directors of the Company has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Corporate Governance and Nominating Committee are Messrs. McMillan (Chair), Coombs, Premdas and Wineinger, each of whom is independent, as such term is defined under the NASDAQ Marketplace Rules.  Dr. Televantos will succeed Mr. McMillan as a member the Corporate Governance and Nominating Committee and Mr. Wineinger will become the chairman of the Corporate Governance and Nominating Committee effective upon Mr. McMillian’s retirement.

Executive Committee.  The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law.  The Executive Committee is also responsible for: (i) the recruitment, evaluation and selection of suitable candidates for the position of CEO, for approval by the full Board; (ii) the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO; and (iii) reviewing the CEO’s plan of succession for key executives of the Company.  The current members of the Executive Committee are Dr. Televantos (Chair), Mr. Fischer and Mr. McMillan.  Mr. Premdas will become a member of the Executive Committee effective upon Mr. McMillian’s retirement.

Nominations of Directors

The Corporate Governance and Nominating Committee considers re-nominating incumbent directors who continue to satisfy the Company’s criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board.  If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Corporate Governance and Nominating Committee will solicit recommendations for nominees from persons that they believe are likely to be familiar with qualified candidates, including Board members and members of management.  The Corporate Governance and Nominating Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Corporate Governance and Nominating Committee also considers independent director candidates recommended by one or more substantial, long-term shareholders. Generally, shareholders who individually or as a group hold 5% or more of the Company’s common stock and have continued to do so for over one year will be considered substantial, long-term shareholders. To be considered by the Corporate Governance and Nominating Committee, the names of such nominees, accompanied by relevant biographical information, must be properly submitted, in writing, to the Secretary of the Company by the deadline for including shareholder proposals in the Company’s proxy materials as set forth below in “Shareholder Proposals for 2019 Annual Meeting of Shareholders.” Shareholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

The Corporate Governance and Nominating Committee and the Board have adopted guidelines for identifying or evaluating nominees for directors, including incumbent directors and nominees recommended by shareholders. The Company’s current policy is to require that a majority of the Board of Directors be independent; at least four of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies without the approval of the Board of Directors and directors must satisfy the Company’s age limit policy for directors, which require that a director retire at the conclusion of his or her term in which he or she reaches the age of 70.  The guidelines for nomination for a position on the Board of Directors provide for the selection of nominees based on the nominee’s skills, achievements and knowledge, and contemplate that the following will be considered, among other things, in selecting nominees: experience and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s ability to commit to the Board of Directors of the Company. Members of the Corporate Governance and Nominating Committee (and/or the Board) also meet personally with each nominee to evaluate the candidate’s ability to work effectively with other members of the Board, while also exercising independent judgment. The Board believes that diversity within a Board promotes the inclusion of different perspectives and ideas and ensures that the Company benefits from all available talent. Therefore, the Board evaluates each candidate in the context of the Board as a whole, with the objective of recommending an individual that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment based upon a diversity of background, experience and perspectives.

Lead Director

The Board of Directors has had a Lead Director since 2005. Dr. Televantos has been the Lead Director since August 2010. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company, and is appointed on a rotating basis from the independent directors.  The Lead Director serves at the pleasure of the Board and, in any event, only so long as that person shall be an independent director of the Company. The Corporate Governance and Nominating Committee reviews annually the functions of the Lead Director and recommends to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman of the Board.  The Lead Director is responsible for, among other things, (i) working with the Chairman and other directors to set agendas for Board meetings; (ii) providing leadership in times of crisis together with the Executive Committee; (iii) reviewing the individual performance of each of the directors with the Chair of the Corporate Governance and Nominating Committee; (iv) chairing regular meetings of independent Board members without management present (executive sessions); (v) acting as liaison between the independent directors and the Chairman; and (vi) chairing Board meetings when the Chairman is not in attendance.

Current Board Leadership Structure

The Corporate Governance and Nominating Committee reviews the functioning of the Board and makes recommendations to the Board regarding the CEO, Chairman and Lead Director, in the manner that it determines to be in the best interests of our shareholders, which is consistent with the Corporate Governance Guidelines adopted by the Company. Our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. Our corporate governance principles do not require the Chairman of the Board to be independent and do not specify whether the positions of Chairman of the Board and the Chief Executive Officer must be separated. The Board and the Corporate Governance and Nominating Committee regularly consider the appropriate leadership structure for the Company and have concluded that the Company and its shareholders are best served by the Board the Corporate Governance and Nominating Committee retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the roles should be separated. The Board and the Corporate Governance and Nominating Committee believe that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company, based on the circumstances at the time.

Mr. Harris, our President and CEO, has been the Chairman of the Board of Directors since January 1, 2017. The Board and the Corporate Governance and Nominating Committee currently believe that the Company and its shareholders are best served by having Mr. Harris serve in both positions. The Board and the Corporate Governance and Nominating Committee believe several factors support this decision. The Board and the Corporate Governance and Nominating Committee believe the combined Chairman and CEO structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to shareholders, employees and other stakeholders. Further, Mr. Harris is thoroughly familiar with our business and the challenges the Company faces in the current environment and is best situated to lead and focus discussions on those critical matters affecting the Company, which eliminates ineffective and unproductive meetings. In addition, the combination of the Chairman and the CEO position succeeds because of the engaged, knowledgeable involvement of our Board of Directors in combination with our culture of open communication with the CEO and senior management, enabling the CEO to be an effective conduit between management and the Board. This structure’s effectiveness is supported by the active function of the Lead Director, who provides and confirms the necessary independence in the functioning of the Board.

Board Role in Risk Oversight

While our Board provides direct risk oversight, responsibility for risk oversight is primarily administered through the Audit Committee. The Board and the Audit Committee has and will regularly discuss with management our major risk exposures, their potential financial impact on the Company and the management thereof. The Audit Committee receives, or arranges for the Board of Directors to receive, periodic reports from management on areas of material risk to the Company, including financial, operational, legal, regulatory and strategic risks. The Company has initiated an enterprise risk management effort led by its Internal Audit function. The Company does not have a chief risk officer; therefore, the Audit Committee receives these reports from the member of management tasked with the responsibility to understand, manage and mitigate the risks. The Chairman of the Audit Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, which enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to cross-discipline risks and interrelated risks. The Compensation Committee also evaluates risk, as such relates to our compensation program. Please refer to the discussion in the Compensation Discussion and Analysis under the section “Risk Considerations in our Compensation Program”.

Communicating with the Board of Directors

Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, shareholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company’s principal executive office address, 52 Sunrise Park Road, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.

Executive Sessions of the Board of Directors

The Company’s independent directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent directors presently consist of all current directors, except Mr. Harris.

Executive Officers

Set forth below is certain information concerning the executive officers of the Company (other than Mr. Harris, whose background is described above under the caption “Directors Not Standing for Election”).

William A. Backus, CPA, age 52, has been Chief Accounting Officer since October 2017.  Prior to that, Mr. Backus was the Company’s Chief Financial Officer and Treasurer since June 2014. He was Chief Accounting Officer and Assistant Treasurer of the Company since June 2011, and was Controller of the Company from January 2006 to June 2011.  He was Controller of Stewart EFI, LLC, a precision metal component manufacturer, from 1999 through 2005.

Mary Theresa Coelho, age 56, has been the Company’s Chief Financial Officer and Treasurer since October 2017.  Prior to that, Ms. Coelho was Chief Operating Officer of Diversey, Inc. since September 2017.  Prior to that role, Ms. Coelho was Vice President Finance and Global Commercial Excellence for Diversey Care, a division of Sealed Air Corporation, from February 2016 to September 2017 and Vice President Finance for Diversey Care from October 2014 to February 2016. Prior to joining Diversey Care, Ms. Coelho was the Global Head of Oncology Development Finance for Novartis Pharmaceuticals Corporation, a multinational pharmaceutical company, from March 2010 to October 2014.  Ms. Coelho has also held numerous roles of increasing responsibility with Novartis from 2007 through 2014 and with Mars Inc., a global manufacturer of confectionery, pet food and other food products, from 1987 to 2007.

David F. Ludwig, age 60, has been Vice President and General Manager, Specialty Products since July 1999, Vice President and General Manager, Industrial Products since February 2017, and an executive officer of the Company since June 2000.  He was Vice President and General Manager of Scott Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999.  From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation’s Pigments and Additives Division.

Mark A. Stach, age 56, has been General Counsel and Secretary since September 2017.  He was Assistant General Counsel of the Company from October 2015 until September 2017.  Prior to that he was in private practice and was Assistant General Counsel for Ashland Global Holdings Inc. (formerly, Ashland Inc.) (NYSE), where he was lead counsel and member of the leadership teams for two of Ashland’s business units and supervised the commercial, global trade compliance and intellectual property functions within Ashland’s Law Department.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to its employees, which is also applicable to the Company’s directors and officers. The Company has also adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Controller. Any waiver of any provision in either of the codes in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any material amendment to such Codes, will be publicly disclosed in a Current Report on Form 8-K.  The Code of Ethics and Code of Business Conduct and Ethics are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company.  Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2017, its officers and directors and holders of more than 10% of the Company’s Common Stock timely complied with Section 16(a) filing date requirements with respect to transactions during such year.

Compensation Committee Interlocks and Insider Participation

Messrs. Fischer, McMillan and Wineinger and Dr. Televantos, each of whom is a director of the Company, served as the members of the Compensation Committee during 2017. None of Messrs. Fischer, McMillan, Wineinger nor Dr. Televantos: (i) was, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.  During 2017, there were no interlocking relationships between the Company’s Board of Directors or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Compensation Committee”) of the Board of Directors has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for 2017.

What We Do and Do Not Do
WE DO	WE DO NOT
Target total direct compensation for our NEOs generally at the 50th percentile	Allow hedging or pledging of Company securities
Pay for performance and, accordingly, a significant portion of each NEO's total compensation opportunity is “at risk” and dependent upon achievement of specific corporate and individual performance goals, resulting in lesser emphasis on fixed base salary
Encourage unnecessary or excessive risk taking as a result of our compensation policies and practices
Base our short-term incentive plan on multiple performance measurements, including both financial and operational metrics	Provide perquisites to our NEOs that are not generally offered to all other executives
Complement our annual compensation to each NEO with time-based and performance-based multi-year vesting schedules and performance cycles for equity incentive awards	Have employment agreements with any of our NEOs other than our CEO
Base any annual base salary adjustments and annual long-term equity awards to our NEOs, partially, on prior-year individual performance	Provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our NEOs
Select and use a similarly-sized peer group to assess the compensation of our NEOs and a publicly traded peer group to compare and rank the Company's total shareholder return
Provide for any “gross ups” for any excise taxes imposed with respect to Section 280G (change-in-control payments) or Section 409A (nonqualified deferred compensation) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)

Maintain a claw-back policy pursuant to which the Company can seek reimbursement of either cash or equity based incentive compensation in the event of a financial restatement	Except as provided in a single employment agreement, provide for single-trigger vesting acceleration upon a change in control of the Company
Have stock ownership guidelines for our executives and non-employee directors	Allow: (i) any repricing of stock options/stock appreciation rights without shareholder approval or (ii) for the unlimited transferability of awards
Maintain a Compensation Committee, which is comprised solely of independent directors	Have an employee stock purchase plan
For awards in 2017 and thereafter, provide for minimum vesting of awards and maximum award limits

Ensure that a significant portion of our non-employee director compensation consists of time-vested restricted stock
Annually benchmark executive compensation against that of a peer group of companies.
Consult with outside experts to determine the overall competitiveness of the Company’s executive compensation program.

Consideration of 2017 Shareholder Advisory Vote on Executive Compensation

At our annual meeting of shareholders on June 13, 2017, our shareholders once again expressed support for our compensation programs and the compensation of our NEOs, with an approval rate of approximately 98% of votes cast for our management “say on pay” resolution. The Compensation Committee carefully evaluated the results of the 2017 “say on pay” vote, and made no significant changes to the overall design of our compensation program during 2017. The Company communicates regularly with shareholders on various matters, including executive compensation, and seeks to incorporate shareholder input into its executive compensation practices. Consequently, in 2017, driven partially by valuable feedback received from some of the Company's most significant shareholders, we did not award to any NEO any off-cycle retention equity grants subject to time-based vesting, other than is as discussed in connection with the Coelho Offer Letter under “Termination of Employment and Change of Control Arrangements” on Page 30. The Compensation Committee will continue to consider shareholder feedback and evolving best practices in making compensation decisions in future years and will continuously endeavor to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

In addition, also driven in part by shareholder input and our continuing efforts to implement best practices in executive compensation decisions, the following features are included in the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”):

•	Limitation on Shares: The maximum number of shares which may be issued under the 2017 Plan is 1,600,000 shares;

•	No Repricing of Options or SARs: The 2017 Plan does not allow repricing, amendment or exchange of outstanding options/SARS without shareholder approval;

•	No Discounted Awards: The exercise price per share of stock under an option or SAR award must be not less than the fair market value of the common stock of the Company on the date of grant;

•
Minimum Vesting:  Except for 5% of the shares authorized for grant under the 2017 Plan or as provided in an employment agreement as in effect on the effective date of the 2017 Plan, awards (other than cash performance awards) are generally subject to a minimum vesting period of one year;

•
Dividends or Dividend Equivalents:  Dividends or dividend equivalents otherwise payable on an unvested award will accrue and be paid only when the vesting conditions applicable to the underlying award have been satisfied;

•	No “Liberal” Share Recycling: The 2017 Plan does not allow for the recycling of shares used to satisfy the exercise price or taxes for any awards;

•	No “Liberal” Change-in-Control: The 2017 Plan requires the consummation of a merger or similar transaction and a minimum acquisition of 50% of the outstanding shares before a change-in-control occurs;

•
No Automatic “Single-Trigger” Vesting on Change-in-Control: Except as provided in an employment agreement as in effect on the effective date of the 2017 Plan, the 2017 Plan does not provide for automatic acceleration of outstanding awards upon the occurrence of a of a change-in-control;

•
Limitations on Awards to Non-Employee Directors: In the case of awards to non-employee directors under the 2017 Plan, the maximum amount or value that may be granted in any calendar year (inclusive of cash compensation) may not exceed $800,000;

•
Compensation Recovery:  Under the 2017 Plan, in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws, the Compensation Committee would have the discretion to require reimbursement or forfeiture of certain excess performance-based awards received by certain executive officers of the Company during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement; and

•
Section 162(m): Awards may (but need not) be structured to qualify as “performance based” under Section 162(m) of the Code. The Tax Cuts and Jobs Act of 2017 has eliminated the “performance-based” compensation exception under Section 162(m) of the Code for fiscal years beginning after December 31, 2017, with transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is uncertain under the legislation).

General Compensation Objectives and Guidelines

The Company’s overall compensation philosophy is to offer competitive salaries, cash incentives, equity awards and benefit plans consistent with peer entities, while considering the Company’s financial performance.  Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company’s compensation policy. The Company’s executive compensation policy is to attract and retain key executives necessary for the Company’s short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards, wherein executives are incentivized to generate enhanced shareholder value. To effectuate this philosophy, the Compensation Committee favors a “pay for performance” approach.  As a result, our compensation program contains a mix of stable and at-risk compensation components, where a significant percentage of executive compensation is tied to corporate performance.

Compensation Committee Methodology

The CEO recommends to the Compensation Committee the amount of total annual compensation for each of the other Named Executive Officers. The CEO completes an annual performance assessment for each of the other Named Executive Officers, which is reviewed and considered by the Compensation Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the CEO based on evaluation information solicited from each of the independent members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the CEO.  In determining the compensation of the Company’s Named Executive Officers for 2017, including the compensation of the CEO, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Compensation Committee’s considerations consisted of, but were not limited to, analysis of the following factors:  financial performance of the Company, including return on equity, cash flow, return on assets, growth of the Company, management of assets, liabilities, capital, liquidity and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Company and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Compensation Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Company, the community and the applicable industries in which the Company engages; and the enhancement of shareholder value.  All of these factors are considered in the context of the market for the Company’s products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers, including the CEO.  The Compensation Committee believes that the total compensation provided to the Company’s Named Executive Officers is competitive and has been demonstrated as effective. Details regarding the compensation of each of the Named Executive Officers are set forth in the tables that follow.

Compensation Consultants

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management, where it deems such delegation appropriate and permitted under applicable law.

The Compensation Committee did not retain outside consultants in connection with its executive compensation program in 2017, given the review of its overall competitiveness of the Company’s executive compensation program conducted in in 2016 with the assistance of Willis Towers Watson.

As part of its review in 2016, Willis Towers Watson identified the “peer group” of companies shown below:

Akorn, Inc. Calgon Carbon Corporation Chemtura Corporation Emergent BioSolutions, Inc. Ferro Corporation HB Fuller Co.	Impax Laboratories Inc. Innophos Holdings Inc Innospec Inc. Masimo Corporation Minerals Technologies Inc. Platform Specialty Products Corporation	Quaker Chemical Corporation Sensient Technologies Corporation Stepan Company

The “peer group” shown above was developed based on comparability to the Company in terms of industry and size, with data generally taken from 2016 peer group proxy statements.  Further, Willis Towers Watson used data compiled from its Top Management Compensation Survey, which was adjusted to our revenue size.  The Company and Willis Towers Watson believe that the survey data was representative for executive compensation benchmarking purposes.  As a general rule, from time to time, we intend to retain outside compensation consultants that will provide benchmarking data, which will continue to include published survey data and may include “peer group” data.

Benchmarks

While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations, particularly with respect to individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.  For example, we consider other factors, including, but not limited to, the Company’s historical compensation trends; recommendations of the CEO; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent; executives’ length of service; and internal assessments and recommendations regarding particular executives.  The compensation survey analysis prepared by Willis Towers Watson was not aimed at establishing exact benchmarks for our compensation program, but rather to provide a point of reference and a “reality check” to obtain a general understanding of the current compensation levels of companies of approximately our size in industries in which we operate.

The results of the analysis of the compensation survey, as well as the other sources consulted, showed that the Company’s executive base compensation is below the market median, and the Company’s total compensation levels are consistent with the market median compensation levels considering equity awards and at-risk/performance compensation.

Base Salary

Base salary represents the fixed component of the executive compensation program. The base annual salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the area(s) for which they are responsible. Base salary also impacts annual incentive cash bonus amounts and long-term compensation, because they are based on a percentage of base salary.

 In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been set to be competitive with base salaries paid to executive officers of comparable companies as referenced above. The Compensation Committee also considers:  experience and industry knowledge of the Named Executive Officers; the quality and effectiveness of their leadership at the Company; performance relative to total compensation; internal pay equity among the Named Executive Officers and other Company senior executives; historical considerations; company strategy; retention factors and input from our CEO regarding individual performance.

The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity, overall budgetary considerations and other qualitative factors.  As shown below in “Executive Compensation - Summary Compensation Table,” in 2018, the Compensation Committee increased the base salaries of the Named Executive Officers as a result of overall Company and individual performance in 2017.

Cash Based Incentives

Bonuses represent a variable, at-risk, component of the executive compensation program that is tied to both Company performance and individual achievement. The Company’s policy is to base a meaningful portion of its executive officers’ cash compensation on bonus opportunities.  In determining bonuses, the Company considers factors such as the individual’s contribution to the Company’s performance and the relative performance of the Company during the year.

At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program (the “ICP”) for the succeeding calendar year. The ICP provides for the awarding of cash bonus compensation to executive officers and certain other employees, based upon, for the most part, objective levels of achievement of specific company goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus. Although the Compensation Committee approves the ICP at the end of the preceding year, it also reviews competitive market data for executive officer positions from time to time. The Compensation Committee may also grant incentive awards at other times during the year because of new appointments or promotions during the year. Our Compensation Committee does not time the grants of incentive awards around our release of undisclosed material information.

Establishing applicable goals requires a well-defined annual business plan and targets defined therein from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Company Adjusted EBITDA, defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory, and Free Cash Flow, defined as operating cash flow minus capital expenditures, are the two primary and independent corporate metrics upon which bonuses are determined. Unless the Compensation Committee, in its discretion, determines otherwise, no incentive cash bonus is payable unless the Company attains the Compensation Committee approved threshold minimum Adjusted EBITDA. If the Adjusted EBITDA threshold minimum is achieved and the threshold minimums are exceeded for each metric, then the amount of the ICP awards will be pro-rated up to 100% of target bonus amounts for reaching target levels and in excess thereof for exceeding such target levels up to stretch and then maximum bonus amounts, all as originally established by the Compensation Committee. The Compensation Committee established such threshold, target, stretch and maximum levels of Adjusted EBITDA and Free Cash Flow for 2017 as part of the approval of the ICP for that year, based, amongst other things, upon the Company’s preliminary results of operations for 2016, as then available. The Company’s threshold and target amounts were set in late 2016 for 2017, as follows: (i) Adjusted EBITDA at $149,500,000 (threshold), $155,700,000 (target), $158,800,000 (stretch) and $168,200,000 (maximum) and (ii) Free Cash Flow at $77,400,000 (threshold), $80,600,000 (target), $82,200,000 (stretch) and $87,000,000 (maximum). For additional detail on the ICP, see “Summary Compensation Table – Grants of Plan Based Awards.”

Adjusted EBITDA and Free Cash Flow are financial measures that are not in accordance with United States generally accepted accounting principles (GAAP). The Company believes that the use of these measures in the executive compensation context is helpful in evaluating and comparing our past financial performance with our future results. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that these non-GAAP measures provide useful information about certain of the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future in the context of evaluating the performance of our executive officers.

ICP target bonus amounts are based upon a percentage of each executive officer’s base yearly salary. For 2017, the aggregate ICP target bonus for Mr. Harris was 100% of his annual base salary; for Mr. Backus was 45% of his annual base salary; for Ms. Coelho was 45% of her annual base salary; and for Mr. Ludwig was 40% of his annual base salary and for Mr. Stach was 35% of his annual base salary.  These percentages were selected by the Compensation Committee as believed to be consistent with the custom and practice of industry peers and appropriate to attract and retain executive talent. The Compensation Committee may, in its discretion, approve cash based bonuses when ICP goals are not met, if it believes there has nevertheless been exceptional segment or individual performance.

2017 ICP Discussion

On February 15, 2018, following its review of the Company’s financial results for 2017 and the Compensation Committee’s review of those results, the committee noted that the Company, in 2017, had achieved (i) Adjusted EBITDA in the amount of $147,800,000, which fell below the 2017 Adjusted EBITDA threshold amount; and Free Cash Flow of $83,100,000, which exceeded the 2017 Free Cash Flow threshold amount by $5,700,000. While the Adjusted EBITDA threshold was not met, the Compensation Committee approved a discretionary bonus pool payout of $2,300,000 in recognition of: (i) management’s performance in regard to strong balanced scorecard metrics, (ii) delivering corporate free cash flow well above plan, and (iii) successful execution of two acquisitions.  Each eligible employee, other than Mr. Ludwig, who received an additional bonus due the superior performance of one of the businesses which he leads, was awarded 50% of his or her ICP Bonus Target.  This resulted in the following bonus pool payments: Mr. Harris: $349,938, Mr. Coelho: $15,860, Mr. Backus: $61,091, Mr. Ludwig: $85,434, and Mr. Stach: $38,900.

Equity Based Compensation

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees — who have significant responsibility for the management, growth and future success of the Company, and directors — with an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The goal of this approach is that the interests of the shareholders, executives, employees and directors will be closely aligned.  We believe that equity awards provide a strong alignment between the interests of our executives, including the NEOs, and our shareholders. The Long-Term Incentive Compensation Program, (“LTIP”), is a complementary compensation program to the ICP and accordingly, the Compensation Committee seeks to provide motivation to our executives using equity awards consistent with the reasonable management of the Company's overall equity compensation expense and shareholder dilution. The Compensation Committee grants equity awards to our executives, including the NEOs, in the first quarter of each fiscal year, as a reward for past corporate and individual performance, as an incentive for future performance, and as a retention tool.

LTIP Process

The Compensation Committee establishes each LTIP participant’s “Target Equity Value”, which is the dollar amount of equity awards the executive can be granted upon attainment of the established goals for a fiscal year at target level performance. The Compensation Committee, having reviewed the “peer group” data, has established “Target Equity Multipliers” (as a percentage of base salary) as set forth below with respect to the positions to which each Target Equity Multiplier corresponds. The Target Equity Multiplier is based upon the Equity Award Level determined by the Compensation Committee, which is related to the individual participant’s position in the Company.

Executive	Target Equity Multipliers (of Base Salary)
President & CEO (Theodore L. Harris)	1.75
CFO & Treasurer (Mary Theresa Coelho)	1.00
CAO (William A. Backus)	1.00
VP/GM Specialty & Industrial Products (David F. Ludwig)	1.00

General Counsel (Mark Stach)	1.00

The applicable Target Equity Multiplier is multiplied by the respective individual LTIP participant’s annual base salary to arrive at the Target Equity, which is subject to grant pursuant to this LTIP. The Target Equity, in dollars, is then converted into equity awards based upon the fair value on the date LTIP awards are granted, usually in February or March of each calendar year, as computed in accordance with FASB Accounting Standards Codification 718.  Accordingly, the LTIP Target Equity Values for 2017 were established in late 2015.  Although the Compensation Committee approves the LTIP equity in this time frame, it also reviews competitive market data for executive officer positions from time to time. The Compensation Committee also may grant incentive awards at other times during the year because of new appointments, promotions or other special circumstances during the year. Our Compensation Committee does not time the grants of incentive awards around our release of undisclosed material information. The Compensation Committee may, in its discretion, adjust individual grants based upon individual performance. The Target Equity will then be granted to the participant in the combination of options to purchase common stock and performance shares, as follows:

•
50% of the Target Equity awarded to each participant for 2017 is in the form of options to purchase the Company’s common stock. Stock options vest incrementally over three years: 20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. These options expire ten years after grant.  Stock options will be granted pursuant to the terms and conditions of the Company’s stock option agreement.

•
50% of the Target Equity awarded to each participant in 2017 is in the form of performance shares.  These granted performance shares are split equally into performance shares based upon different performance metrics, as follows:

•
50% of the performance shares granted will vest (or not) based upon a pre-determined Company Adjusted EBITDA performance target over the three (3) fiscal years beginning with the fiscal year in which the grant was made (the “Performance Period”) and will cliff vest at the end of the Performance Period, with the vesting being dependent on the level of performance achieved.  At the end of the Performance Period, the grantee will receive shares of Company common stock as follows:

Performance Level	% of Adjusted EBITDA Performance	Stock Granted as a % of Target
Maximum	130 % of target	200%
Target	100% of target	100%
Threshold	80% of target	50%
Below Threshold	<80% of target	0%

•
50% of the performance shares granted will vest (or not vest) based upon total shareholder return (TSR) v. the Russell 2000 Index over the Performance Period. The TSR performance shares will cliff vest three (at the end of the Performance Period, with the vesting being dependent on the TSR performance achieved.  At the end of the three-year performance period, the grantee will receive shares of the Company common stock as follows:

Performance Level	3 Year TSR Performance	Payout as a % of Target
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%

Below Threshold	<25th Percentile	0%

Stock Ownership Requirements; Trading Limitations

In 2008, the Company adopted formal stock ownership requirements for its directors and executive officers.  According to the policy, directors are required to own shares of the Company’s Common Stock with a value at least equal to five times their annual cash retainer and executive officers must own such shares with a minimum value determined by a reference to a multiple of their annual base salary as follows: (1) CEO, three times; (2) Chief Financial Officer, one and one-half times; and (3) Vice President/Officer, one times. Both directors and executive officers have five years from the later of the date of the adoption of this policy or from the date of hire or commencement of service as a director, as applicable, to attain the required level of ownership.  All directors and officers are currently in compliance with this policy. The Company provides in its insider trading policy that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Employment Agreements

The Company entered into an employment agreement with Mr. Harris in April 2015. Other than such agreement, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements. There is no provision in Mr. Harris’ employment agreement or in any employment or other arrangement with any other executive officer whereby any tax gross-up payment to cover any excise taxes on excess parachute payments will be made.

401(k) Retirement/Profit Sharing Plan

During 2017, the Company sponsored a 401(k) savings plans for eligible employees. The plan allowed participants to make pre-tax contributions and the Company matched certain percentages of those pre-tax contributions.  The Company provides a fully vested 100% matching contribution on up to 6% of elective deferral.  The plan also includes a discretionary profit-sharing contribution.  All amounts contributed to the plan are deposited into a trust fund administered by independent trustees.

The profit-sharing portion of the plan covers all active employees who have completed 1,000 hours of service, as defined, are 18 years of age or older, and are active employees of the Company at December 31. Eligible employees are enrolled in the profit-sharing portion on the first day of the month after they become eligible to participate and the amount of eligible compensation used by the Company is retroactive to the date of hire for eligible employees.  The amount of the Company’s contribution to the 401(k) Plan for each of the named executive officers is shown in a footnote to the Summary Compensation Table.

Perquisites

Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

Mr. Harris is entitled to the use of an automobile owned or leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner.  The Company pays to insure and maintain Mr. Harris’ automobile, as well as reimburses Mr. Harris for auto expenses to the extent related to Company business. Ms. Coelho and Messrs.

Backus and Ludwig receive cash allowances associated with the use of their personal automobiles.  Mr. Stach receives no such allowance.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•
Our compensation consists of both fixed and variable components. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business aspects. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based primarily on individual and corporate performance goals or targets.  For long-term performance, our stock option awards generally incrementally vest over three years and are only valuable if our stock price increases over time. Our restricted stock grants generally cliff vest in four years, while our performance based restricted stock grants generally cliff vest in three years subject to performance criteria being met. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short and long-term corporate results, while the fixed element is also sufficient such that that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•
Because consolidated Adjusted EBITDA is the contingent factor upon which ICP cash incentive depends, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not sufficiently profitable, there are is payout under the ICP program.

•
Our ICP and LTIP awards are capped for each participant, which mitigates excessive risk taking. Even if the Company dramatically exceeds its Adjusted EBITDA target, ICP and LTIP awards are limited. Conversely, there is no ICP award unless minimum performance levels of applicable goals are achieved, nor is there an award of performance shares within LTIP unless minimum performance levels of applicable goals are achieved.

•
We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider the Company’s long-term interests because a portion of their personal investment portfolio consists of the Company’s stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor Company stock price performance.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers over $1 million in any year may be restricted. The Compensation Committee considers the impact of Section 162(m) in establishing the structure, performance targets and timing of awards under the 2017 Plan as well as the proportion of cash compensation attributable to base salary and performance based compensation. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain the best possible executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the deductibility limits or otherwise may not qualify for deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section 162(m) of the Code. The Tax Cuts and Jobs Act of 2017 has eliminated the “performance-based” compensation exception under Section 162(m) of the Code for fiscal years beginning after December 31, 2017, with transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is under legislation).

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above “Compensation Discussion and Analysis” with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John Y. Televantos (Chairman)
David B. Fischer
Edward L. McMillan
Matthew D. Wineinger

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by the following “Named Executive Officers”.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Theodore L. Harris, Chairman, President & CEO	2017	$700,000	$349,938	$612,787	$612,467	$0	$32,331	$2,307,523
	2016	$636,000		$450,290	$449,988	$350,997	$28,212	$1,915,487
	2015	$319,617		$3,262,727	$170,700	$250,000	$0	$4,003,044

Mary Theresa Coelho Chief Financial Officer & Treasurer	2017	$72,115	$15,860	$250,410	$0	$0	$2,077	$340,462

William A. Backus, Chief Accounting Officer	2017	$268,600	$61,091	$129,477	$129,438	$0	$12,000	$600,606
	2016	$258,720		$123,160	$465,142	$61,778	$12,000	$920,800
	2015	$246,400		$199,791	$76,959	$75,000	$7,477	$605,627

David F. Ludwig, Vice President and General Manager, Specialty and Industrial Products	2017	$276,708	$85,434	$135,164	$135,106	$0	$13,200	$645,612
	2016	$268,000		$130,093	$290,690	$38,513	$13,200	$740,496
	2015	$258,680		$225,555	$99,192	$50,000	$13,708	$647,135

Mark Stach General Counsel	2017	$222,998	$38,900	$0	$51,964	$0	N/A	$313,862

(1)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value as computed in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 3 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 2, 2018. Amounts shown for the December 31, 2015 fiscal year reflects grants for 2015 based on achievement of performance goals set in the prior year under the LTIP (e.g., amounts shown for 2015 reflect grants made in 2015 based on performance of our achievement goals set in late 2014 under the LTIP). For fiscal years ended December 31, 2017 and 2016, the awards reported in the “Stock Awards” column above consist of performance-based restricted stock. The grant date fair value of the performance-based restricted stock is reflected at target payout based on the probable outcome of the applicable performance conditions. The maximum value at the grant date assuming achievement at the highest performance conditions at the conclusion of the applicable performance period would be as follows: (i) for 2017:  Mr.

Harris - $1,225,574; Ms. Coelho – N/A; Mr. Backus – $258,954; Mr. Ludwig – $270,327 and Mr. Stach – N/A; and (ii) for 2016:  Mr. Harris - $900,580; Ms. Coelho – N/A; Mr. Backus – $246,320; Mr. Ludwig – $260,186 and Mr. Stach – N/A and (iii) for 2015:  Mr. Harris - $599,494; Ms. Coelho – N/A; Mr. Backus – $245,674; Mr. Ludwig – $252,727 and Mr. Stach – N/A.
(2)	Reflects the value of cash incentive bonuses earned under our ICP.
(3)
The amounts reflected represent automobile allowance in the following amounts for each Named Executive Officer for the indicated year: (a) Mr. Harris’s other compensation for 2017 consists of $32,331 for automobile allowance; Ms. Coelho’s other compensation for 2017 consists of $2,077 for automobile allowance; Mr. Backus’s other compensation for 2017 consists of $12,000 for automobile allowance; and Mr. Ludwig’s other compensation for 2017 consists of $13,200 for automobile allowance.

2017 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant Type	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards : Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(3) ($/Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Theodore L. Harris		ICP	$0	$700,000	$1,400,000
	2/23/2017	Performance Shares				3,265	6,530	13,060
	2/23/2017	Stock Options								25,930	$85.40
												$1,225,254

Mary Theresa Coelho		ICP	$0	$32,452	$64,904
	10/23/2017	Restricted Stock							3,000
												$250,410

William A. Backus		ICP	$0	$122,203	$244,407
	2/23/2017	Performance Shares				690	1,380	2,760
		Stock Options								5,480	$85.40
												$258,915

David F. Ludwig		ICP	$0	$111,440	$222,880
	2/23/2017	Performance Shares				720	1,440	2,880
	2/23/2017	Stock Options								5,720	$85.40
												$270,270

Mark Stach		ICP	$0	$77,814	$155,628					2,200	$85.40
												$51,964

(1)     The maximum amounts equal 200% of target.  Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.

(2)     The target number of shares shown in the table reflects the number of shares of our Common Stock earned if performance is achieved at target levels. All shares will be awarded net of applicable tax withholding. Dividend equivalents accrue during the performance cycle and will be paid out in shares, net of applicable tax withholding, based on the actual number of shares earned for the performance cycle, if any.

(3)     The exercise price equals the closing price of our Common Stock on the grant date.

(4)     The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

Terms and Conditions of Awards

The 2017 Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2017 Plan, which was adopted by the Company’s shareholders in 2017, permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock and other stock-based awards, and provides for the granting of cash performance awards. The 2017 Plan is flexible and allows the Company to change equity grant practices from time to time.

After the adoption of the 2017 Plan, no further awards have been granted under the Second Amended and Restated 1999 Stock Plan, as amended and restated effective June 20, 2013 (the “1999 Plan”), but outstanding awards granted under the 1999 Plan prior to the adoption of the 2017 Plan continue in accordance with their terms.  Under the 1999 Plan, officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as “incentive stock options” (“ISO” or “ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs (“non-Qualified Option” or “Non-Qualified Options”); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company (“Purchases”) and may also be granted restricted stock and performance award shares.  Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an “Option” and collectively as “Options.” The exercise price per share specified to each Option granted under the 1999 Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

Time based restricted shares generally vest in full, four years from grant, or, in the case of time restricted shares granted under the 1999 Plan, upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date, but become fully vested upon death. In the event the grantee’s employment with the Company is terminated for cause or upon the grantee’s voluntary resignation from the Company’s employ, prior to vesting in full, the restricted shares are forfeited.  In the event of a major disability or significant illness, time based restricted shares will vest based upon the amount of time remaining until the vesting date.  Our performance based restricted shares generally vest in three years from grant, subject to the achievement of certain performance criteria. Performance based restricted stock will vest based upon the amount of time remaining until the vesting date in the event of recipient’s prior death, disability or “retirement,” as such is defined in the applicable Performance Share Grant Agreement. Upon an earlier change of control, time based restricted shares vest at target level performance. The Compensation Committee may accelerate the vesting of either time based or performance based restricted stock in its discretion.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, set forth below is disclosure regarding the relationship of the annual total compensation of our employees and the total annual compensation of Mr. Harris, our Chairman, President and CEO.

Mr. Harris had 2017 annual total compensation of $2,307,523 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was approximately $51,315. Therefore, the ratio of Mr. Harris’ 2017 annual total compensation to that of our median employee is approximately 45 to 1.

We identified the median employee by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 29, 2017, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and annualized the compensation for any full-time employees that were not employed by us for all of 2017. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately seven percent of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table later in this proxy statement.

Outstanding Equity Awards at Fiscal Year End 2017

The following table shows outstanding Option awards classified as exercisable and not currently exercisable as of December 31, 2017 for each Named Executive Officer. The table also discloses the number and value of unvested restricted and performance stock awards as of December 31, 2017.

	Option Awards # of Securities Underlying Options				Stock Awards		Performance Awards

Name	Exercisable(1)	Not Currently Exercisable(1)	Option Exercise Price/Share	Option Expiration Date	Number of Unvested Shares(2)	(3)	Number of Unvested Shares(2)	(3)
Theodore L. Harris	6,000	4,000	$54.87	4/28/2025
	4,870	19,480	$60.85	2/23/2026
	0	25,930	$85.40	2/21/2027	0	$0	18,760	$1,512,056

Mary Theresa Coelho	N/A	N/A	N/A	N/A	3,000	$241,800	0	$0

William A. Backus	2,507	1,671	$58.52	2/19/2025
	3,500	0	$60.85	2/23/2026
	3,000	12,000	$60.85	2/23/2026
	1,334	5,336	$60.85	2/23/2026
	0	5,480	$85.40	2/21/2027	7,315	$589,589	5,420	$436,852

David F. Ludwig	12,750	0	$21.39	12/8/2019
	23,200	0	$32.21	12/6/2020
	12,970	0	$29.06	2/28/2022
	9,134	0	$38.10	2/19/2023
	1,820	0	$50.32	2/26/2024
	3,231	2,154	$58.52	2/19/2025
	1,200	0	$60.85	2/23/2026
	1,500	6,000	$60.85	2/23/2026
	1,406	5,624	$60.85	2/23/2026
	0	5,720	$85.40	2/21/2027	2,272	$183,123	5,650	$455,390

Mark Stach	1,200	0	$60.85	2/23/2026
	0	2,200	$85.40	2/21/2027	0	$0	0	$0

(1)     Stock option awards have a term of ten years from the grant date and become exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years beginning on the first anniversary of the grant date.
(2)     Restricted stock generally vests four years from the date of grant. Performance-based restricted stock vests in three years and is reflected at target payout based on the probable outcome of the performance conditions. The following table provides information with respect to the final vesting dates of each outstanding restricted stock award (both performance and time based) held by each Named Executive Officer as of December 31, 2017.

Final Vesting Date	Theodore L. Harris	Mary Theresa Coelho	William A. Backus	David F. Ludwig	Mark Stach
Jan. 1, 2018	5,100*		2,090*	2,150*
Feb. 26, 2018			1,000	577
June 17, 2018			5,000
Jan. 1, 2019	7,130		1,950	2,060
Feb. 19, 2019			1,315	1,695
Jan. 1, 2020	6,530		1,380	1,440
Oct. 23, 2021		3,000
Total	18,760	3,000	12,735	7,922	0
* Actual number of shares received in satisfaction of the grant, based on the achievement of performance objectives is: (i) for Mr. Harris, 6,400 shares, (ii) for Mr. Backus, 2,623, and (iii) for Mr. Ludwig, 2,698 shares.

(3)     Value is computed based on the closing price of our Common Stock on December 29, 2017, which was $80.60 per share.

Option Exercises and Stock Vested in 2017

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2017.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Theodore L. Harris	0	N/A	27,000	$2,114,370
Mary Theresa Coelho	0	N/A	0	N/A
William A. Backus	62,500	$2,884,175	1,447	$123,588
David F. Ludwig	0	N/A	3,081	$263,117
Mark A. Stach	0	N/A	0	N/A

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Termination of Employment and Change of Control Arrangements

Agreement with Theodore L. Harris. We entered into an employment agreement with Mr. Harris on April 22, 2015, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term.

If we terminate the employment agreement other than for “Cause” (as defined below) or in the event Mr. Harris terminates his employment under certain limited circumstances effectively amounting to a constructive termination, subject to his execution of an effective release of claims in favor of the Company, he will be entitled to severance payments equal to 200% of his then current annual salary (payable in 12 monthly installments), and all of his unvested equity grants would become fully vested and exercisable, plus a portion of the ICP bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred, to be determined by the Compensation Committee.

If we terminate the employment agreement other than for “Cause” within two years after a change of control event, Mr. Harris would be entitled to a lump sum severance payment equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him in respect of the fiscal year immediately preceding the year in which the change of control event occurred (payable within 90 days following such termination, provided that Mr. Harris executes an effective release of claims in favor of the Company).

If Mr. Harris were to voluntarily terminate his employment after the occurrence of a change of control event, but prior to the second anniversary of such an event, subject to his execution of an effective release of claims in favor of the Company, he would be entitled to severance payments equal to 100% of his then current annual salary (payable in 12 equal monthly installments).  In the event of any termination by the Company entitling Mr. Harris to severance payments, the Compensation Committee may accelerate the vesting of Mr. Harris’s restricted stock or options.

In the event that any of the payments provided for in the employment agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Code), the amount of payments would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Code, if this reduction would cause Mr. Harris to receive a larger after-tax amount than if no reduction were made.

Under the employment agreement with Mr. Harris, “Cause” means:  habitual absence or lateness; gross insubordination or material violation of published material Company policies; failure to devote full time to the Company’s business; failure to comply with the obligations of confidentiality, non-competition and non-solicitation of the Company’s clients, customers and employees; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the fiduciary duties owed by Mr. Harris to the Company.  In addition, “Change in Control” means:

(a)          any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of the Company; or

(b)          the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

During the period of Mr. Harris’s employment (or, in the case of a voluntary termination by Mr. Harris or a termination of his employment by the Company for cause, the balance of the term of the employment agreement before giving effect to such termination) and for a period of two years thereafter, the employment agreement imposes on Mr. Harris certain non-competition and non-solicitation obligations regarding the Company and its clients, customers and its employees.

The amount of compensation payable to Mr. Harris in the event of termination of employment, assuming termination as of December 31, 2017, and a share price for the Company’s common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. Mr. Harris’s employment agreement does not obligate us to provide any compensation to Mr. Harris in the case of a change in control that does not result in termination of employment; however, the 1999 Plan provides for full vesting of all options and restricted stock awards granted under that plan, upon a change in control, as defined in such Plan and the 2017 Plan allows for the discretionary automatic acceleration of outstanding awards upon the occurrence of a change-in-control pursuant to the terms of Mr. Harris’ employment agreement.

Benefits and Payments upon Termination
	Base Salary	ICP Bonus(1)	Acceleration of Vesting Options and Restricted Stock(2)	Total

Voluntary termination by Mr. Harris or termination for Cause	-	$700,000	$1,512,056	$2,212,056
Termination by Mr. Harris within 12 months after demotion by Company or because of constructive termination	$1,400,000	$700,000	$1,999,706	$4,099,706

Termination by Company following a Change in Control, except for Cause(3)	$1,400,000	$700,000	$1,999,706	$4,099,706
Voluntary termination by Mr. Harris following a Change of Control(3)	$700,000	$700,000	$1,999,706	$3,399706
Termination by Company for any reason other than for Cause or after receipt of notice of termination from Mr. Harris	$1,400,000	$700,000	$1,999,706	$4,099,706

Death	-	$700,000	$1,512,056	$2,212,056

1.	Represents the target bonus level under the ICP.

2.
Amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by the difference between $80.60, which is the closing market price per share of our common stock on December 29, 2017, and the per share exercise price of the applicable accelerated stock award or option, and accelerating the number of performance shares at target level.

3.	Assumes the Change of Control occurred within the two-year period prior to December 31, 2017.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under any life insurance policy in the case of death. Amounts shown in the table are subject to reduction to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Code, if such reduction would cause the executive to receive a larger after-tax amount than if no reduction were made.

Offer Letter with Ms. Coelho. Under the terms of an offer letter between Ms. Coelho and the Company dated October 3, 2017 (“Coelho Offer Letter”), Ms. Coelho was granted 3,000 shares of restricted stock as part of a signing bonus; these shares will cliff vest on the fourth anniversary of the date of grant.  In the event the Company terminates Ms. Coelho’s employment for any reason other than Cause (as defined in the Coelho Offer Letter) a pro-rated portion of the restricted shares granted to Ms. Coelho as part of her signing bonus will immediately vest.  If Ms. Coelho had been terminated by the Company other than for Cause on December 31, 2017, she would have vested in 141.69 shares of the restricted stock granted to her as part of a signing bonus (which would have had an aggregate value of approximately $11,420 on such date, based upon the closing market price per share of our common stock on December 29, 2017, which was $80.60).

All our Named Executive Officers, other than Mr. Harris, are employees-at-will and, as such, do not have employment agreements, therefore, we are not obligated to provide them with any post-employment compensation or benefits. However, upon a change of control, as defined in the 1999 Plan, all unvested option grants granted pursuant to that plan immediately vest and become exercisable, all restrictions, applicable to outstanding shares of restricted stock granted pursuant to that plan, lapse, and all performance shares granted pursuant to that plan shall immediately vest and be deemed earned.  Except as provided in Mr. Harris’ employment agreement, the 2017 Plan does not provide for automatic acceleration of outstanding awards upon the occurrence of a of a change of control. Assuming such a change of control occurred on December 31, 2017, based on the closing market price of the Company’s common stock on December 29, 2017 (the last trading day of 2017), the amount of compensation payable to the Named Executive Officers other than Mr. Harris, are as follows: Mr. Backus, $1,432,102; Mr. Ludwig $1,189,963; Ms. Coelho $0 and Mr. Stach, $0.

Director Compensation

The Company pays each of its directors, other than Mr. Harris, an annual retainer of $30,000 and $4,000 for each Board meeting attended, plus expenses. The Lead Director is paid an additional $16,000 annual retainer. The Chairman of the Audit Committee is paid an additional $12,000 annual retainer, the Chairman of the Compensation Committee is paid an additional $10,000 annual retainer and the Chairman of the Corporate Governance and Nominating Committee is paid an additional $8,000 annual retainer. The Company also pays to each of its directors serving on Committees a fee of $1,000, plus expenses, for each Committee meeting attended. The Company has a Stock Ownership Policy that applies to directors. See “Stock Ownership Requirements; Trading Limitations.”

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded to each of the Company’s directors (other than Mr. Harris, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation ($)	Total ($)
Paul Coombs	$57,000	$109,995	-	$166,995
David Fischer	$56,000	$109,995	-	$165,995
Edward McMillan	$68,000	$109,995	-	$177,995
Perry Premdas	$69,000	$109,995	-	$178,995
John Televantos	$79,000	$109,995	-	$188,995
Matthew Wineinger	$57,000	$109,995	-	$166,995

(1)
On February 21, 2017, each director, other than Mr. Harris, was granted 1,288 shares of restricted stock.  The shares are subject to restrictions on transfer until they vest after four years, in accordance with the provisions of the Restricted Stock Grant Agreement, dated February 21, 2017, between the Company and each such director.  The grant date fair value per share of each award was $85.40.

Because Mr. Knutson was appointed to our Board in February 2018, he did not receive compensation for serving as director during the fiscal year ended December 31, 2017.

(2)	The following table shows the aggregate number of options and stock awards outstanding for each outside director as of December 31, 2017:

Name	Aggregate Stock Options Outstanding as of 12/31/2017(1)	Aggregate Stock Awards Outstanding as of 12/31/2017
Paul Coombs	-	4,760
David Fischer	-	4,760
Daniel Knutson	-	N/A	(2)
Edward McMillan	-	4,760
Perry Premdas	-	4,760
John Televantos	-	4,760
Matthew Wineinger	-	3,096

(1)
At its February 14, 2018 meeting, the Compensation Committee approved the alignment of the form of director equity compensation with that of management so that for 2018, director equity compensation is in the form of 50% restricted shares and 50% stock options.

(2)	Because Mr. Knutson was appointed to our Board in February 2018, he did not hold any Company options or stock awards as of December 31, 2017.

Under the director restricted stock grant agreements, restricted shares vest in full, four years from grant, or upon an earlier change of control of the Company, provided the grantee is a director of the Company on that date.  The restricted shares will also vest in full upon the grantee’s death.  In the event of: (1) the grantee’s retirement from the Company’s Board of Directors at or after age 70; (2) the grantee’s major disability, or (3) the grantee’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, the number of restricted shares that shall vest upon any of such aforementioned events shall be the number of whole shares equal to the product of (A) 1/48 of the total number of Restricted Shares subject to this Grant and (B) the number of full months of that Grantee has served on the Company’s Board of Directors from the date of this Agreement to the date of Grantee's retirement or resignation, as applicable; and all Restricted Shares not so vested shall be immediately forfeited.

The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Person Transactions

Other than the compensation and employment arrangements described above, since the beginning of 2017, we have not entered into any transactions in which any of our directors or executive officers or their immediate family members have a direct or indirect interest.

The Company has adopted a related party transaction policy.  Under the related party transaction policy, our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which holders of 5% or more of our stock and/or our executive officers or directors or members of their immediate families have an interest. Before entering into any transaction, arrangement or relationship constituting an interested transaction, other than certain basic pre-approved transactions, all material facts are required to be reviewed by the Audit Committee, which has the authority to approve or disapprove the transaction based on appropriate factors, including whether the transaction is on terms no less favorable to the Company than terms generally available from an un-affiliated third party and the extent of the related person’s interest in the transaction.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2017, with respect to shares of the Company’s Common Stock that may be issued pursuant to awards under the 2017 Plan and the 1999 Plan (each as described above). These plans are the Company’s only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of the Company’s Common Stock may be allocated to, or purchased on behalf of, participants in the Company’s 401(k) retirement plan (described above). Consistent with Securities and Exchange Commission regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company’s 401(k) retirement plan is not included in the table below.

	(a)	(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price per share of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by security holders	945,665	$55.44	1,586,500
Equity compensation plans not approved by security holders	0	0	0
Total	945,665	$55.44	1,586,500

(1) 26,896 shares of unvested restricted stock granted to non-employee directors and 42,417 shares of unvested restricted stock granted to NEOs are excluded from this table.

Security Ownership of Certain Beneficial Owners and of Management

The table below sets forth as of April 1, 2018, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all current directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group. The table does not include performance-based restricted stock grants under the Company’s LTIP (which grants vest at the end of three years), as the number of shares to be awarded is not determinable at the time of grant and the recipients do not have beneficial ownership of such shares.

Name and Address of Beneficial Owner		Beneficially Owned (1)	Percent of Class(2)
BlackRock Institutional Trust Company, N.A.	3	3,964,398	12.4%
Brown Capital Management, LLC	4	3,686,733	11.52%
The Vanguard Group, Inc.	5	2,971,978	9.28%
Neuberger Berman, LLC	6	1,583,054	4.95%
David F. Ludwig	7	108,632	*
Perry Premdas	8	47,994	*
Theodore L. Harris	9	37,465	*
John Televantos	10	29,035	*
Bill Backus	11	27,236	*
Edward L. McMillan	12	26,454	*
Paul Coombs	13	21,555	*
David B. Fischer	14	17,255	*
Mary Theresa Coelho	15	4,294	*

Matthew D. Wineinger	16	3,941	*
Mark A. Stach	17	2,857	*
Daniel E. Knutson		845	*
Totals Executive Officers/Directors		327,563	1.02%

Shares Outstanding April 1, 2017		32,027,540

*Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company’s knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for calculating the percentage ownership of any other person.

(3)
Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on January 18, 2018.  Such entity’s address as reported in its Schedule 13G/A is 55 East 52nd Street, New York, NY 10022.

(4)
Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 14, 2018.  Such entity’s address as reported in its Schedule 13G/A is 1201 N. Calvert Street, Baltimore, MD 21202.

(5)
Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 12, 2018.  Such entity’s address as reported in its Schedule 13G/A is 100 Vanguard Blvd, Malvern, PA  19355.

(6)
Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 15, 2018.  Such entity’s address as reported in its Schedule 13G/A is 1290 Avenue of Americas, New York, NY 10104.

(7)
Consists of 76,321, shares such person has the right to acquire pursuant to stock options, 3,212, shares of restricted stock, 14,335 shares held in such person’s Company 401(k) retirement plan account, and 14,764 shares held directly.

(8)	Consists of 4,760 shares of restricted stock, and 43,234 shares held directly.
(9)
Consists of 25,796 shares such person has the right to acquire pursuant to stock options, 4,700 shares of restricted stock, 702 shares held in such person’s Company 401(k) retirement plan account, and 29,450 shares held directly.

(10)	Consists of 4,760 shares of restricted stock and 24,275 shares held directly.
(11)
Consists of 21,776 shares such person has the right to acquire pursuant to stock options, 7,235 shares of restricted stock, 4,320 shares held in such person’s Company 401(k) retirement plan account, and 7,167 shares held directly.

(12)	Consists of 4,760 shares of restricted stock and 21,694 shares held directly.
(13)	Consists of 4,760 of restricted stock and 16,795 shares held directly.
(14)	Consists of 4,760 shares of restricted stock and 12,495 shares held directly.
(15)	Consists of 4,260 shares of restricted stock and 34 shares held in such person’s Company 401(k) retirement plan account.
(16)	Consists of 3,096 shares of restricted stock.
(17)	Consists of 1,640 shares such person has the right to acquire pursuant to stock options 840 shares of restricted stock, 377 shares held in such person’s Company 401(k) retirement plan account.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Company is submitting its selection of RSM for ratification by the shareholders at the Annual Meeting. RSM has audited the Company’s financial statements since 2005. Representatives of RSM will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the shareholders ratify the selection of RSM as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of RSM to shareholders for ratification as a matter of good corporate governance practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, by attending the virtual meeting or represented by proxy, is required for approval of this proposal.  Abstentions will not be counted as votes cast, and will have no effect on the vote. Brokers have discretionary authority to vote on this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

Principal Accountant Fees and Services

During 2017, the Company retained RSM to audit the consolidated financial statements for 2017.  In addition, the Company also retained RSM to provide services relating to Management’s Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as for other audit-related services.  During the period covering the fiscal years ended December 31, 2017 and 2016, RSM performed the following professional services:

	2017	2016
Audit fees (1)	$1,138,983	$1,061,445
Audit-related fees (2)	$44,488	$47,397
Total fees	$1,183,471	$1,108,842

(1)	Fees relating to audit of the annual consolidated financial statements and quarterly reviews, including out of pocket disbursements and administrative charges.
(2)	Audit-related fees in 2017 consist of fees paid for the employee benefit plan audit.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Premdas, the chairman of the Audit committee, is an “audit committee financial expert” as defined under SEC rules.  Mr. Knutson, who will succeed Mr.

Premdas as chairman of the Audit committee in June, is also an “audit committee financial expert” as defined under SEC rules.

Policy on Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

The Audit Committee reviewed all audit and non-audit services provided by RSM with respect to the fiscal year ended December 31, 2017 and concluded that the provision of such services was compatible with maintaining independence in the conduct of its auditing functions. All audit and non-audit services provided by RSM described in the table above were pre-approved by the Audit Committee.

Audit Committee Report

The Board of Directors has appointed an Audit Committee consisting of four directors. Each member of the Audit Committee is independent as defined under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.  The Board of Directors has adopted a written charter with respect to the Audit Committee’s responsibilities. The Audit Committee oversees the Company’s internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company’s financial reporting process and risk exposure.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management and discussed the audit with RSM, the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees). This included a discussion of the independent auditors’ judgment as to the quality, not just the acceptability, of the Company’s accounting principles as applied to the Company’s financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from RSM the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM and management RSM’s independence.

Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

The Audit Committee also considered whether the provision of non-audit services by RSM to the Company is compatible with RSM’s independence.  RSM advised the Audit Committee that RSM was and continues to be independent with respect to the Company.

Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended that the Board of Directors approve the selection of RSM as the Company’s independent auditors for 2018.

Submitted by the Audit Committee of the Board of Directors.

Perry W. Premdas (Chair)
Paul D. Coombs
David B. Fischer
Daniel E. Knutson
Edward L. McMillan

being the members of the Audit
Committee of the Board of Directors

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Since 2011, because of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company’s shareholders were provided with an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers. At our 2017 annual meeting of shareholders, our shareholders: (i) approved holding advisory (or “say on pay”) votes on executive an annual basis; and (ii) approved our “say-on-pay” resolution with approximately 98% of the votes cast by the holders of Common Stock approving the executive compensation described in our 2017 Proxy Statement.

The Company again seeks your advisory vote and asks that you approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Please refer to the sections entitled “Compensation Committee and Processes”, “Compensation Discussion and Analysis”, and the tables and narratives in the Executive Compensation portion of this Proxy Statement for the discussion and summary of the policies of the Compensation Committee which form the basis for the compensation of our Named Executive Officers and information on the amounts paid.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions regarding Named Executive Officers.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, by attendance at the virtual meeting or represented by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MISCELLANEOUS ITEMS

Quorum Required

Maryland law and the Company’s Bylaws require the presence of a quorum for the meeting, defined as the presence at the meeting or represented by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions will be treated as “present” for purposes of determining whether a quorum has been reached.

Voting Securities

Shareholders of record on April 23, 2018 (the “Record Date”) will be eligible to vote at the Meeting.  The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 32,034,730 shares were outstanding on the Record Date.  Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Shareholder Proposals for 2019 Annual Meeting of Shareholders

From time to time, the shareholders of the Company may wish to submit proposals which they believe should be voted upon by the shareholders.  The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual meeting proxy materials.  For a proposal to be eligible for inclusion in the Company’s proxy statement for the 2019 annual meeting, it must be received by the Secretary of the Company at the Company’s principal executive offices no later than January 2, 2019 and must satisfy the other requirements in the SEC regulations. With respect to any Shareholder proposal intended to be presented at the 2019 Annual Meeting of Shareholders, but not submitted for inclusion in the Company’s proxy materials for that meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 17, 2019 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to shareholders).

Matters Not Determined at the Time of Solicitation

The Board of Directors is not aware of any matters to come before the Meeting other than as described above.  If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Approval of any other matter that may come before the Annual Meeting is be determined by the affirmative vote of a majority of all votes cast on the matter, by attending the virtual meeting or represented by proxy.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

Instructions for the Virtual Annual Meeting

This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/BCPC2018 and enter the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 1:50 p.m. Eastern Daylight Savings Time (‘‘EDT’’) on June 20, 2018.  The meeting will begin promptly at 2:00 p.m. EDT on June 20, 2018.

If you wish to submit a question, you may submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/BCPC2018, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered.

/s/ Mark A. Stach
Mark A. Stach
Secretary
April 30, 2018

New Hampton, New York

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2017 is being mailed to shareholders with these proxy materials.  The Annual Report does not form part of these proxy materials for the solicitation of proxies.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

BALCHEM CORPORATION 52 SUNRISE PARK ROAD NEW HAMPTON, NY 10958
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BCPC2018

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E47095-P01716	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BALCHEM CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark "For All Except" and write the
The Board of Directors recommends you vote					number(s) of the nominee(s) on the line below.
FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

1) Paul D. Coombs
2) Daniel E. Knutson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year 2018.	☐	☐	☐

3	Non-binding advisory approval of Named Executive Officers compensation as described in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

For address changes and/or comments, please check this box	☐
and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

E47096-P01716
REVOCABLE PROXY
BALCHEM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD JUNE 20, 2018

The undersigned hereby appoints Theodore L. Harris, Mary Theresa Coelho and Mark A. Stach, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 20, 2018, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at this meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxies will vote: FOR the nominees for election as directors named on this proxy card; FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year 2018; FOR approval of the compensation of our Named Executive Officers; and in their discretion on such other matters as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side